Exhibit 10.2

TRANSITION AND SEPARATION AGREEMENT

This Transition and Separation Agreement (this “Agreement”) is entered into, as of February 28, 2023, between Total Community Options, Inc., dba Innovage (the “Company”) and Maria Lozzano (“Employee” and with the Company, collectively, the “Parties”).

W I T N E S S E T H

WHEREAS, Employee was employed by the Company pursuant to an Employment Agreement, dated February 19, 2018, as amended May 22, 2020, between the Company and Employee (as amended, the “Employment Agreement”);

WHEREAS, Employee shall cease to serve as the Company’s Corporate Chief Operating Officer (“COO”) and any and all other director or officer roles with the Company on March 20, 2023 (the “Transition Date”);

WHEREAS, the Parties desire for Employee to continue to be employed by the Company pursuant to the terms of this Agreement during the Transition Period (as defined below), reporting to the incoming COO of the Company through the Separation Date (as defined below); and

WHEREAS, the Parties wish to resolve all matters that Employee may have related to Employee’s employment, transition, and the termination of Employee’s employment.

NOW, THEREFORE, in consideration of the premises and the releases, representations, covenants and obligations herein contained, the Parties, intending to be legally bound, hereby agree as follows:

1.            Transition. Employee will cease to serve as COO and any and all other officer and/or director roles of the Company on the Transition Date. Employee agrees not to hold herself out as a partner, member, manager, director, officer or COO of the Company following the Transition Date. During the period beginning on the Transition Date and ending on August 4, 2023 (such period, the “Transition Period”), Employee will serve as Senior Advisor to the Chief Executive Officer of the Company (the “CEO”) and the incoming COO and agrees to report directly to the incoming COO of the Company and provide services to ensure a smooth transition and provide ongoing support for active projects and other tasks, as requested by the CEO or the incoming COO, including, but not limited to, the services set forth on Exhibit A attached hereto, collectively (the “Transition Services”). In consideration of Employee’s provision of the Transition Services during the Transition Period, (x) Employee shall continue to receive Employee’s base salary and employee benefits pursuant to Section 4(a) and (d) of the Employment Agreement, and (y) Employee’s 463,434 Class B Units scheduled to vest on July 27, 2023 (the “Vesting Date”) shall remain eligible to vest on the Vesting Date pursuant to the terms of the award agreement, subject to Employee’s continued employment through the Vesting Date.

2.            Severance.

(a)            Employee’s employment with the Company shall terminate on August 4, 2023 (such date, or earlier date if Employee’s employment is terminated as specified in the first sentence of Section 5(d) of the Employment Agreement or pursuant to Section 2(c) hereof, the “Separation Date”). Employee agrees to promptly execute such additional documentation as requested by the Company to effectuate the foregoing.

(b)            Regardless whether the Release Condition (as defined below) is satisfied, Employee will be entitled to (i) all earned, but unpaid, wages and accrued, but unused, vacation time earned in accordance with applicable law and Company policy through the Separation Date; and (ii) any unpaid expenses or other reimbursements, due to Employee under the Company’s policies, provided that Employee must submit for reimbursement any outstanding business-related expenses within 120 days following the Separation Date (the “Accrued Entitlements”).

(c)            Upon a termination of Employee’s employment during the Transition Period (x) pursuant to the first sentence of Section of 5(d) of the Employment Agreement, (y) due to Employee’s resignation for any reason during the Transition Period or (z) due to expiration of the Transition Period, then subject to the Release Condition (as defined below), and Employee’s continued compliance with all of her obligations set forth in this Agreement, the Company shall provide to Employee the following payments and benefits, less all applicable withholdings and authorized or required deductions:

(i)            severance pay, at the same rate as Employee’s base salary, for a period of 12 months following the Separation Date,

(ii)            a pro-rata portion of Employee’s annual bonus for the year in which termination occurs, based on Employee’s actual performance through the Separation Date and determined in accordance with Section 4(b) of the Employment Agreement (“Pro-Rata Bonus”), with such pro-rata amount based on the number of days Employee was employed during the fiscal year ((i) and (ii), the “Severance Payments”), and

(iii)            continued payment on Employee’s behalf of the premium required to be paid for Employee’s continued participation in the Company’s health care plan for a period of 12 months following termination, unless Employee is employed by another company, and in such instance, future payment for the health insurance premiums will cease (the “Healthcare Payments,” and collectively with the Severance Payments, the “Severance Benefits”).

The Severance Payments to which Employee is entitled hereunder shall be in the form of salary continuation, payable in accordance with the normal payroll practices of the Company, and the Healthcare Payments shall be paid monthly, and in both cases with the first payment, which shall be retroactive to the day immediately following the Separation Date, being due and payable on the Company’s next regular payday for executives that follows the expiration of 60 calendar days from the Separation Date. Notwithstanding the foregoing, in the event the Healthcare Payments would, in the determination of the board of directors of the Company or its delegate, subject Employee, the Company or any of its affiliates to any tax or penalty under the Patient Protection and Affordable Care Act (as amended from time to time, the “ACA”) or Section 105(h) of the Internal Revenue Code of 1986, as amended (“Section 105(h)”), or applicable regulations or guidance issued under the ACA or Section 105(h), the Healthcare Payments shall be treated as taxable payments and be subject to imputed income tax treatment to the extent necessary to eliminate any such adverse consequences under the ACA or Section 105(h).

This Section 2(c) supersedes Section 5(d) and Section 5(e) of the Employment Agreement in such sections’ entirety. For the avoidance of doubt, in the event Employee’s employment is terminated by the Company for Cause, Employee shall be entitled to only the Accrued Entitlements.

(d)            Employee will receive under separate cover information regarding Employee’s rights under the Consolidated Omnibus Budget Reconciliation Act and, if applicable, any state continuation coverage laws (collectively, “COBRA”). Employee acknowledges that Employee should review the COBRA notice and election forms carefully to understand Employee’s rights and obligations to make timely elections, provide timely notification and make timely premium payments.

3.            Confidentiality. Subject to Section 10 below, Employee agrees that the circumstances of Employee’s separation from the Company; all nonpublic, confidential, proprietary and trade secret information that Employee obtained or developed as result of Employee’s employment with the Company; and any events relating to the Company and/or the Company’s employees that occurred during Employee’s employment with the Company are strictly confidential, except that Employee may disclose the terms and conditions to Employee’s attorneys, accountants, tax consultants, state and federal tax authorities or as may otherwise be required by law (provided such parties are instructed to comply with this section).

4.            Continuing Obligations.

(a)            Employee hereby acknowledges and agrees that (i) Employee remains bound by all obligations applicable to Employee as an employee of the Company (including, without limitation, the confidentiality, intellectual property and non-solicitation covenants set forth in Sections 7, 8 and 9, respectively, of the Employment Agreement (the “Restrictive Covenants”) during the Transition Period; and (ii) the Restrictive Covenants will survive the termination of Employee’s employment with the Company and remain in full force and effect in accordance with all of the terms and conditions hereof and thereof.

(b)            Employee agrees that, both during the Transition Period and thereafter, to the extent permitted by law, Employee shall cooperate fully with the Company in: (i) any internal investigation; (ii) any investigation, defense or prosecution of any claims or actions which already have been brought, are currently pending, or which may be brought in the future against the Company by a third party or by or on behalf of the Company against any third party, whether before a state or federal court, any state or federal government agency, or a mediator or arbitrator; or (iii) any other administrative, regulatory, or judicial inquiry, investigation, proceeding or arbitration.  Employee’s full cooperation hereunder shall include, but not be limited to, making herself available to the Company upon reasonable notice for interviews and factual investigations; appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process; volunteering to the Company pertinent information; and turning over all relevant documents which are in or may come into her possession.  The term “cooperation” does not mean that Employee must provide information that is favorable to the Company; it means only that Employee will provide truthful information within her knowledge and possession upon request of the Company.  The Company will reimburse Employee for all reasonable and documented travel expenses that she incurs at the Company’s request to comply with this paragraph.  Employee further agrees that, to the extent permitted by law, she will notify the Company promptly in the event that she is served with a subpoena (other than a subpoena issued by a government agency), or in the event that she is asked to provide a third party (other than a government agency) with information concerning any actual or potential complaint or claim against the Company.

(c)            The Company remains bound by the Company’s obligation to indemnify Employee and her heirs and representatives pursuant to Section 13 of the Employment Agreement, and such obligation remains in full force and effect in accordance with all of the terms and conditions thereof.

5.            No Cooperation with Non-Governmental Third Parties. Employee agrees that, to the maximum extent permitted by law, Employee will not encourage or voluntarily assist or aid in any way any non-governmental attorneys or their clients or individuals acting on their own behalf in making or filing any lawsuits, complaints, or other proceedings against the Company or any other Released Parties, and represents that Employee has not previously engaged in any such conduct.

6.            Company Property. Employee acknowledges and agrees that Employee has returned, or will return within two days after the Separation Date, all Company property and non-public, confidential, proprietary and/or trade secret information in Employee’s custody, possession or control, in any form whatsoever, including without limitation, equipment, telephones, smart phones, work-related passwords; PDAs, laptops, credit cards, keys, access cards, identification cards, security devices, network access devices, pagers, confidential or proprietary information, documents, manuals, reports, books, compilations, work product, e-mail messages, recordings, tapes, removable storage devices, hard drives, computers and computer discs, files and data, which Employee prepared or obtained during the course of Employee’s employment with the Company. If Employee discovers any property of the Company or non-public, confidential, proprietary and/or trade secret information in Employee’s possession after the Separation Date, Employee shall promptly return such property to the Company or, at the instruction of the Company, destroy such property or information.

7.            No Admission of Liability; No Prevailing Party. The Parties agree that this Agreement is not to be construed as an admission of any wrongdoing or liability on the part of the Parties under any statute or otherwise, but that on the contrary, any such wrongdoing or liability is expressly denied by the Parties. The Parties agree that neither this Agreement nor the negotiations in pursuance thereof shall be construed or interpreted to render the Parties a prevailing party for any reason, including but not limited to an award of attorney’s fees, expenses or costs under any statute or otherwise.

8.            Voluntary Execution. Employee acknowledges, certifies and agrees that: (a) Employee has carefully read this Agreement and fully understands all of its terms; (b) Employee had a reasonable amount of time to consider Employee’s decision to execute this Agreement; (c) in executing this Agreement Employee does not rely and has not relied upon any representation or statement made by any of the Company’s agents, representatives, or attorneys with regard to the subject matter, basis, or effect of the Agreement; and (d) that Employee enters into this Agreement voluntarily, of Employee’s own free will, without any duress and with knowledge of its meaning and effect in exchange for good and valuable consideration to which Employee would not be entitled in the absence of executing this Agreement, including Exhibit B. Employee acknowledges that the Company has advised Employee to consult with an attorney prior to executing this Agreement and that Employee has consulted with Employee’s counsel.

9.            Review Period and Release Condition. Employee will be provided at least 21 days to review and consider the terms of the release attached hereto as Exhibit B (the “Release”). The Parties agree that any revisions or modifications to the Release, whether material or immaterial, will not and did not restart this time period. The date upon which Employee has signed the Release, and the Company has received Employee’s signature, shall be the “Release Effective Date”. Employee has seven calendar days after the date on which Employee initially executes the Release for purposes of the ADEA Release (as defined on Exhibit B) to revoke Employee’s consent to the ADEA Release. Such revocation must be in writing and must be emailed to the CEO of the Company. Notice of such revocation must be received within the seven calendar days referenced above. If Employee does not sign the Release for purposes of the ADEA Release or if Employee revokes Employee’s execution of the Release for purposes of the ADEA Release, the ADEA Release shall be null and void. Provided that Employee does not revoke Employee’s execution of this Release for purposes of the ADEA Release within such seven-day revocation period, the ADEA Release will become effective on the eighth calendar day after the date on which Employee signs the Release for purposes of the ADEA Release (such occurrence, together with the Release Effective Date, the “Release Condition”).

10.            Permitted Disclosures. Nothing in this Agreement or any other agreement between the Parties or any other policies of the Company or its affiliates shall prohibit or restrict Employee or Employee’s attorneys from: (a) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to this Agreement, or as required by law or legal process, including with respect to possible violations of law; (b) participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency or legislative body, any self-regulatory organization, and/or pursuant to the Sarbanes-Oxley Act; or (c) accepting any U.S. Securities and Exchange Commission awards. In addition, nothing in this Agreement or any other agreement between the Parties or any other policies of the Company or its affiliates prohibits or restricts Employee from initiating communications with, or responding to any inquiry from, any regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation. Pursuant to 18 U.S.C. § 1833(b), Employee will not be held criminally or civilly liable under any Federal or state trade secret law for the disclosure of a trade secret of the Company or its affiliates that (i) is made (x) in confidence to a Federal, state, or local government official, either directly or indirectly, or to Employee’s attorney and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the trade secret to Employee’s attorney and use the trade secret information in the court proceeding, if Employee files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement or any other agreement between the Parties or any other policies of the Company or its affiliates is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.

11.            Successors and Assigns; Third-Party Beneficiaries. The Parties agree that this Agreement shall inure to the benefit of the personal representatives, heirs, executors, and administrators of Employee. This Agreement may not be assigned by Employee. The Company may freely assign all rights and obligations of this Agreement to any affiliate or successor (including to a purchaser of assets). The Released Parties are expressly intended to be third-party beneficiaries of this Agreement and it may be enforced by each of them.

12.            No Oral Modifications. This Agreement shall not be modified except in writing signed by Employee and an authorized representative of the Company.

13.            Severability. If any terms of the above provisions of this Agreement are found null, void or inoperative, for any reason, the remaining provisions will remain in full force and effect. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the Parties.

14.            Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. An originally executed version of this Agreement that is scanned as an image file (e.g., Adobe PDF, TIF, etc.) and then delivered by one party to the other party via electronic mail as evidence of signature, shall, for all purposes hereof, be deemed an original signature. In addition, an originally executed version of this Agreement that is delivered via facsimile by one party to the other party as evidence of signature shall, for all purposes hereof, be deemed an original.

15.            Governing Law; Jurisdiction; Waiver of Jury Trial. The Parties agree that this Agreement and the rights and obligations hereunder shall be governed by, and construed in accordance with, the laws of the Colorado regardless of any principles of conflicts of laws or choice of laws of any jurisdiction. The Parties agree that any action between Employee and the Company shall be resolved exclusively in a federal or state court in Colorado, and the Company and Employee hereby consent to such jurisdiction and waive any objection to the jurisdiction of any such court. As a specifically bargained for inducement for each of the Parties to enter into this Agreement, Employee and the Company (after having the opportunity to consult with counsel) hereby waive trial by jury as to any and all litigation arising out of and/or relating to this Agreement.

16.            Entire Agreement. This Agreement constitutes the complete and entire agreement and understanding of the Parties, and supersede in their entirety any and all prior understandings, negotiations, commitments, obligations and/or agreements, whether written or oral, between the Parties (including, for the avoidance of doubt, the Employment Agreement, except as expressly set forth herein). The Parties represent that, in executing this Agreement, each Party has not relied upon any representation or statement made by the other Party, other than those set forth in this Agreement, with regard to the subject matter, basis or effect of this Agreement.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the below-indicated date(s).

EMPLOYEE

/s/ Maria Lozzano	2/28/2023
Maria Lozzano	Date

INNOVAGE

/s/ Patrick Blair	2/28/2023
(Signature)	Date

Name: Patrick Blair

Title: Chief Executive Officer

Exhibit A

Transition Services

During the Transition Period, Employee will provide services on a full-time basis, including, but not limited to, the following:

•	Advise the incoming COO on the organization and employees, including current recruiting efforts, open roles and talent assessments.

•	Advise the incoming COO on projects underway and remain in scheduled meetings until advised otherwise, including the following:

1)	TMO

2)	CVIs

3)	Transportation Project

4)	Telephone System Project

5)	Orders Lifecycle

6)	EPIC Rollout and Planning

7)	Cost Reductions and other APAX assisted projects.

•	Continue in the capacity of Regional Leader for VA, including on-boarding new Center Directors and filling critical openings.

•	Continue to manage the opening of the Florida Centers, including executing on the project plan for a July opening, including licenses, staffing plans, Center Director on-boarding and training, and other aspects of the De Novo Plan.

•	Continue to manage Downey Center plan.

•	Transition the Operational Excellence team to the incoming COO.

•	Working with compliance, legal and the incoming COO, transition any corporate commitments/signatories, licenses in Employee’s name, and other regulatory commitments and relationships. (Lextree, ReqLogic, etc)

•	Continue to partner with the CIO and CMO as needed on EPIC roll out planning timelines and change management.

•	Continue to operate with integrity and professionalism acting in the Company’s best interest at all times for a smooth transition.

Exhibit B

Release of Claims

Reference is hereby made to that certain Transition and Separation Agreement, dated February 28, 2023, between Maria Lozzano and Total Community Options, Inc., dba Innovage (“Employer,” and such agreement, the “Separation Agreement”) and that certain Employment Agreement, effective as of February 19, 2018, by and between Employer and Maria Lozzano (as amended, the “Employment Agreement"). I, Maria Lozzano, do hereby release and forever discharge Employer and its subsidiaries and Affiliates (as defined in the Employment Agreement) and all of their respective past, present, and future shareholders, directors, officers, employee benefit plans, administrators, trustees, agents, representatives, employees, consultants, successors and assigns, and all those connected with any of them, in their official and individual capacities (collectively, the "Released Parties") to the extent provided below.

1.	I understand that any payments paid under Section 2(c) of the Separation Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the payments specified in Section 2(c) of the Separation Agreement unless I execute this Release of Claims (the “General Release”) and do not revoke this General Release within the time period permitted hereafter or breach this General Release. In signing this General Release, I also acknowledge and represent that I have received all payments and benefits that I am otherwise entitled to receive (as of the date hereof) by virtue of my employment with Employer, including pay for all work I have performed for Employer through the date hereof (to the extent not previously paid) and pay, at my final base rate of pay, for any vacation time I earned but have not used as of the date hereof.

2.	Except as provided in paragraphs 4 and 8 below and except for the provisions of the Employment Agreement which expressly survive the termination of the Employment Agreement, I knowingly and voluntarily (for myself, my heirs, executors, administrators, beneficiaries, representatives, successors and assigns, and all others connected with or claiming through me) release and forever discharge the Released Parties from any and all claims, suits, controversies, actions, causes of action, rights and claims, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages and compensation , claims for costs and attorneys' fees, or liabilities of any kind and nature whatsoever, whether in law or in equity, both past and present, (through the date I sign this General Release) and whether now known or unknown, suspected or unsuspected, contingent, claimed or otherwise, which I now have or ever have had against any of the Released Parties in any way related to, arising out of or connected with my employment and/or other relationship with, or my separation or termination from, Employer or any of its Affiliates, or pursuant to the Employment Agreement or Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act) (the “ADEA Release”); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990, as amended; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; the Fair Labor Standards Act; or their state or local counterparts; the wage and hour, wage payment and fair employment practices law of the state or states in which I have provided services to Employer or any of its Affiliates (each as amended from time to time) or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of Employer; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys' fees incurred in these matters) (all of the foregoing are collectively referred to herein as "Claims"), and I hereby waive all such Claims. I understand that nothing contained in this General Release shall be construed to limit, restrict or in any other way affect my communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning non-privileged matters relevant to the governmental agency or entity

3.	I represent that I have made no assignment or transfer of any right, claim, demand, cause of action or other matter covered by paragraph 2 above.

4.	I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. This General Release also does not waive any Claims for any vested pension benefits (if any), or for indemnification under the Employment Agreement or Employer’s D&O Policy, by-laws, certificate of incorporation or other governing documents, or rights as an equity holder or under any equity-based award.

5.	Except as provided in paragraphs 4 and 8, I agree that I am waiving all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever, including, without limitation, reinstatement, back pay, front pay, attorneys' fees and any form of injunctive relief. Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right (i) as set forth in paragraphs 4 and 8 or (ii) that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding conducted by the federal Equal Employment Opportunity Commission or a comparable state or local agency; provided, however that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding, filed by me or by anyone else on my behalf.

6.	I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver Employer would not have agreed to the terms of the Separation Agreement. I further agree that in the event I should bring a Claim seeking damages against Employer and/or any other Released Party, or in the event I should seek to recover against Employer and/or any other Released Party in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims. I further agree that I am not aware of any pending charge or complaint of the type described in paragraph 2 above as of the execution of this General Release.

7.	I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by Employer, any Released Party or myself of any improper or unlawful conduct. Rather, this General Release expresses the intention of the parties to resolve all issues and other claims related to or arising out of my employment by and termination from Employer.

8.	Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish or in any way affect any rights or claims arising out of any breach by Employer of the Separation Agreement after the date hereof, which are not subject to this General Release.

9.	Whenever possible, each provision of this General Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or its validity and enforceability in any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

10.	I acknowledge that I will continue to be bound by my obligations under the Separation Agreement and under the Employment Agreement that survive the termination of my employment by the terms thereof or by necessary implication, including without limitation my obligations set forth in “Section 9, Restricted Activities” of the Employment Agreement and my cooperation obligation under Section 4 of the Separation Agreement (all of the foregoing obligations, the “Continuing Obligations”). I further acknowledge that the obligation of Employer to make payments to me or on my behalf under Section 2(c) of the Separation Agreement, and my right to retain the same, are expressly conditioned upon my continued full performance of my obligations hereunder and of the Continuing Obligations.

11.	Subject to paragraph 5 of this General Release, I agree that I will not disclose this General Release or any of its terms or provisions, directly or by implication, except to members of my immediate family and to my legal and tax advisors, and then only on condition that they agree not to further disclose this General Release or any of its terms or provisions to others. Subject to paragraph 5 of this General Release, I agree that I will never disparage or criticize Employer, its Affiliates, their business, their management or their products or services, and that I will not otherwise do or say anything that could disrupt the good morale of employees of Employer or any of its Affiliates or harm the interests or reputation of Employer or any of its Affiliates. The Company has directed the senior officers and directors of the Company and its Affiliates not to make or cause to be made any statements that disparage or criticize you or your reputation.

12.	This General Release creates legally binding obligations, and Employer therefore advises you to consult and attorney before you sign this General Release.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

1.	I HAVE READ IT CAREFULLY;

2.	I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

3.	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

4.	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

5.	I ACKNOWLEDGE I MAY NOT SIGN THIS GENERAL RELEASE BEFORE THE DATE MY EMPLOYMENT WITH THE EMPLOYER TERMINATES;

6.	I HAVE BEEN GIVEN ALL TIME PERIODS REQUIRED BY LAW TO CONSIDER THIS GENERAL RELEASE (INCLUDING, BUT NOT LIMITED TO, THE TIME PERIODS REQUIRED UNDER THE AGE DISCRIMINATION AND EMPLOYMENT ACT, AS AMENDED) AS SET FORTH IN SECTION 9 OF THE SEPARATION AGREEMENT (THE "CONSIDERATION PERIOD") TO CONSIDER ITS TERMS AND TO CONSULT WITH AN ATTORNEY, IF I WISHED TO DO SO, OR TO CONSULT WITH ANY OF THE OTHER PERSONS DESCRIBED IN PARAGRAPH 11 OF THIS GENERAL RELEASE AND (A) THE CHANGES MADE TO THIS RELEASE DURING SUCH CONSIDERATION PERIOD EITHER ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED CONSIDERATION PERIOD AND (B) MY EXECUTION OF THIS RELEASE PRIOR TO THE EXPIRATION OF THE CONSIDERATION PERIOD SHALL REPRESENT MY KNOWING WAIVER OF SUCH CONSIDERATION PERIOD;

7.	I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT WITH RESPECT TO THE ADEA RELEASE (AND IF I INTEND TO REVOKE MY SIGNATURE I MUST DO SO IN WRITING ADDRESSED AND DELIVERED TO THE CHIEF EXECUTIVE OFFICER AT EMPLOYER PRIOR TO THE END OF THE SEVEN-DAY REVOCATION PERIOD) AND THAT THIS RELEASE, WITH RESPECT TO THE ADEA RELEASE, SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED, PROVIDED I HAVE NOT REVOKED MY ACCEPTANCE;

8.	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY, WITH A FULL UNDERSTANDING OF ITS TERMS AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT;

9.	I HAVE NOT RELIED ON ANY PROMISES OR REPRESENTATIVES, EXPRESS OR IMPLIED, THAT ARE NOT SET FORTH EXPRESSLY IN THIS GENERAL RELEASE; AND

10.	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF EMPLOYER AND BY ME.

Date: 2/28/2023

Name: Maria Lozzano

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